EXHIBIT 10.4

SENSOIL LTD - REPRESENTATIVE AGREEMENT

April 17, 2013

This REPRESENTATIVE AGREEMENT (herein after referred as the “Agreement”) is executed as of the 17th day of April 2013 (the “Effective Date”) by and between SENSOIL Innovations Ltd, an Israeli company, with an address: 27 Maskit St., Hertzliya 46733 Israel, herein after referred as SENSOIL and Dynamic Applications Corp., a Delaware corporation with offices located at 14 Menachem Begin Street, Ramat Gan, 52700 Israel, herein after referred to as the "Representative."

Whereas, SENSOIL is engaged in the design, development, manufacture, install and service of Vaduze Monitoring Systems (VMS) a system designed to detect and monitoring soil contamination, floods, breaching of dams and Heap Leaching processes.

WHEREAS, The ‘Territory’ is defined as the United States.

Whereas, Representative is engaged in, among other fields, providing services as a representative of identifying and finding business and sales opportunities with customers for the Mining industry in the Territory; and

Whereas, SENSOIL and Representative desire to enter into a mutual agreement by which Representative shall be appointed as a non-exclusive Sales Representative of SENSOIL in the Territory; and

NOW, THEREFORE, the parties of this Agreement (hereinafter referred to individually as a "Party" and collectively as the "Parties") intending to be legally bound agrees as follows:

1. Appointment

1.1. SENSOIL hereby appoints Representative as its non-exclusive Sales Representative in the Territory with regard to SENSOIL Activities pursuant to the terms and conditions set forth and Representative hereby accepts such appointment.

1.2. Representative agrees not to act in the same capacity for any other firm, company, party or person which is a direct competitor of SENSOIL or has comparable activities to those of SENSOIL as representative, agent or otherwise without SENSOIL’s prior written consent.

1.3. The above appointment is not intended to and shall not imply an employment agreement and both parties shall remain independent contractors and no Party shall engage or pledge the other's authority or credit except with a written approval by either Party on a case-to-case basis.

1.4. Representative will promote SENSOIL's activities and assist to the fullest extent possible in selling SENSOIL’s equipment and services. Representative shall have no authority whatsoever to execute contracts or bind SENSOIL in any respect unless Representative receives prior authorization from SENSOIL.

1.5. Representative will devote efforts in on-going education about SENSOIL’s products and the broader mining market to increase their capabilities in opportunity identification and assistance in closing new opportunities.

1.6. In order to maintain its representation in the Territory, Representative hereby commits to SENSOIL to purchase at least, the minimum Purchase Targets (“Minimum Purchase”) during the Term of this Agreement. Renewal of this Agreement will depend on fulfilling the Minimum Purchase terms and will be done at least once a year. The Minimum Purchase is set forth as Appendix 2.

2. Activities of Representative

Representative will use its best reasonable efforts to provide the following main services:

2.1. Representative will represent SENSOIL in a professional manner.

2.2. Representative shall find and identify customers for SENSOIL as well as intimately support SENSOIL in its efforts to negotiate and sign final contracts with clients.

2.3. On quarterly basis, Representative shall provide reports to SENSOIL about the status of the market regarding SENSOIL activities including information concerning ongoing projects, potential projects, interesting parties, tenders and additional background information which SENSOIL may need in order to support Representative and/or SENSOIL activities.

2.4. In case of an arising conflict of interest, Representative shall Inform SENSOIL immediately and is to consider SENSOIL’s interest on a non-discriminatory basis.

2.5. Representative shall notify SENSOIL, in writing, of all qualified potential customers and projects being pursued as soon as practical in the process. Representative agrees to use SENSOIL’s project qualification process to get all key project details and to limit project lead submissions to higher probability opportunities.

2.6. Representative shall display SENSOIL products at all relevant trade shows it attends and present SENSOIL products to all potential prospects and potential customers.

2.7. Representative shall pay for all goods per SENSOIL standard payment terms, or by other payment means, as agreed upon by SENSOIL and Representative, prior to shipment of goods.

2.8. Representative will not remove equipment labels, including safety and advisory labels, or in any way mask the fact that SENSOIL is the original manufacturer. Representative will get approval before affixing any additional labels to the equipment.

2.9. Representative will not commit SENSOIL to any returns, credits or adjustments.

2.10. Representative agrees to keep confidential all customer information, prices, technical and engineering data, quotes and other information designated confidential.

2.11. Upon termination of this Agreement, Representative agrees to return all literature, price lists, quotes and other proprietary materials including those materials produced by Representative referencing or relating to SENSOIL.

2.12. Representative will not assign or transfer this agreement to any other party.

2.13. In the event SENSOIL invoices Representative directly, than Representative agrees to pay any and all collection and legal fees associated with the collection of unpaid invoices, finance charges or the enforcement of any terms of this agreement.

2.14. In the event SENSOIL invoices a third party on a project where Representative was the representative, Representative will assist SENSOIL in the collection of unpaid invoices, and share in the out of pocket expenses incurred by SENSOIL in the collection of unpaid invoices, finance charges and other charges in the event of default by the third party.

2.15. Representative shall submit yearly sales forecasts to SENSOIL and make all efforts to come reasonably close to achieving that forecast. Representative must maintain a minimum level of business at all times, as defined in Appendix 2.

2.16. Representative shall provide SENSOIL with the names and contact information of all those it quotes SENSOIL equipment to.

2.17. Representative shall follow-up, in a timely fashion, all leads supplied by SENSOIL and report back to SENSOIL with findings.

3. Assistance of SENSOIL

3.1. SENSOIL shall afford Representative a reasonable opportunity to promote SENSOIL activities for sales, marketing and representative services. For this purpose SENSOIL will supply Representative with all available information necessary or expedient for the effective promotion of the activities.

3.2. SENSOIL shall inform Representative on technical and other particulars of plants and systems within SENSOIL's delivery program on an as needed basis.

3.3. SENSOIL will advise Representative on pursuing or knowledge of any project identified, in writing, and notify if either to continue or advises Representative not to engage further with the customer or to find the best way to incorporate Representative’s services into the already begun SENSOIL’s sales process.

3.4. Representative has, in no event, the right to retain any information, documents, etc. which is connected with, related to or resulting from the contractual relationship between the Parties, and Representative shall return all documents upon SENSOIL's request.

3.5. SENSOIL will supply Representative with current product pricing information and will promptly notify Representative of any price changes.

3.6. SENSOIL will ship all equipment and supply all required documentation in a timely manner.

4. Commissions

4.1. In consideration of the activities and services offered or rendered to SENSOIL by Representative pursuant to this Agreement, SENSOIL shall pay an accumulative fee on projects that are sold and executed as described in Appendix 1.

4.2. The commissions provided herein shall be the sole and exclusive remuneration or consideration Representative shall be entitled to receive for the fulfillment of its obligations under this Agreement. Upon the expiry of this Agreement, Representative shall not be entitled to any further payments.

4.3. The remuneration shall be paid in US$, unless otherwise agreed in writing, and shall become due and payable no later than 45 days after receipt of final payment by the client.

4.4. In case SENSOIL enters into a service contract Representative will have the option to either receive the same payment schedule as above, or a negotiated larger amount in payments spread out over a portion of the term of finance contract.

4.5. Representative shall bear its own general and administrative expenses.

4.6. Local taxes have to be borne by Representative.

4.7. Any SENSOIL product or equipment that is purchased and then resold by Representative will not be eligible for any commission’s payment. The resale prices will be mutually agreed upon, in advance.

5. Indemnification

Within the scope of its insurances, SENSOIL shall hold harmless and indemnify Representative from and against all damages and claims based on, connected with, related to or resulting out of the promotion of SENSOIL activities or erection, construction, operation or use of the plants or systems in the Territory, unless such damages or claim is based on willful misconduct, gross exaggeration, or gross negligence of Representative

6. Duration

6.1 This Agreement shall commence as of the Effective Date and shall be valid thereafter for an initial period until twelve (12) months. It shall continue thereafter automatically for periods of one year each, unless written notice of termination of change is given by either side to the other side at least 3 months prior to the end of the initial period or to the end of any renewal period thereafter.

6.2 Immediate termination of this Agreement shall result if: (a) either Party is judged bankrupt or has a receiver appointed or files a petition in bankruptcy; (b) either Party fails to perform or observe materially any of the obligations imposed on it and does not remedy such failure within 30 days after receipt of the written notice of the innocent Party to remedy the same, and the innocent Party by further written notice terminates this Agreement, being understood that such termination is without prejudice to the innocent Party's rights to damages arising out of that failure.

6.3 Upon termination or expiration of this Agreement, Representative shall have no claim against the SENSOIL for any compensation arising out of the termination of this Agreement or the loss by the Representative of any rights under this Agreement to market and sell products in the Territory or for reimbursement of expenses incurred by Representative in carrying out its duties hereunder, including without limitation, marketing expenses incurred and expenses associated with obtaining the required approvals. It is the intention of the Parties that their relationship and the respective rights of the Parties shall be governed strictly in accordance with the terms of this Agreement, including without limitation the provisions of this Agreement relating to the rights of SENSOIL to terminate this Agreement without further compensation and without otherwise being subject to claims from Representative, which Representative, to the fullest extent allowed by law, hereby fully and irrevocably waives, except as otherwise expressly provided herein.

7. Assignment

Neither Party may assign or transfer any right or obligation under this Agreement without the prior written consent thereto of the other Party.

8. Miscellaneous

8.1 This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof superseding all prior agreements or understandings whether oral or written and may not be changed in any manner except in form of written contract amendments executed by authorized representatives of the Parties.

8.3 The Parties hereto recognize that it is impossible to elaborate in advance all operating details of this Agreement, In discharging the respective duties and Obligations hereunder the Parties shall apply the standards of good faith and commercial loyalty.

8.4 While acting under this Agreement Representative shall use and apply in all respects such care and diligence it would use and apply if it were acting for its own risk and account. In any event Representative shall only be liable for direct damages.

8.5 The failure of either Party to this Agreement to require the performance of any term hereof or the waiver by either Party of any breach hereunder shall not bear subsequent breach, but any waiver shall only be valid if in writing and signed by the Party against whom the same Is thought to be enforced.

8.6 If Representative fails to meet the Minimum Purchase, SENSOIL may at its option, either immediately terminate this Agreement and appoint one or more other distributors or representatives to sell, lease, or otherwise market its products in the Territory.

8.7 This Agreement shall be construed, interpreted and governed in accordance with the laws of Israel.

8.8 This Agreement may be signed in counterparts, and shall be considered as a single? executed Agreement when identical counterparts are signed by each Party.

8.9 SENSOIL standard payment terms and conditions apply.

8.10 SENSOIL standard warranties apply.

9. Confidentiality

9.1 Representative undertakes to treat all Information received through the cooperation with SENSOIL as confidential and not to disclose any information like for example business activities and processes and designs of SENSOIL to third parties even after termination of this Agreement (unless such disclosure is made under this Agreement and with the knowledge and consent SENSOIL) and not to use such information against the Interests of SENSOIL. Representative shall be fully liable to SENSOIL for any damage that may result from the non-compliance with this secrecy clause. Publications by Representative with respect to SENSOIL products require prior written consent of SENSOIL.

9.2 All drawings, memoranda, reports and any other documentation furnished to Representative by SENSOIL shall remain the sole property of SENSOIL and shall be returned completely to SENSOIL immediately after termination of this Agreement together with any copies that may have been made. All correspondence with SENSOIL's actual and prospective customers shall be returned unless needed by Representative for legal or taxation purposes. In the latter case, SENSOIL shall be given the opportunity to make copies of such documentation. Representative shall have no right of retention of any such documentation.

9.3 Representative agrees not to knowingly supply any SENSOIL equipment to SENSOIL commercial competitors without prior, written approval from SENSOIL. Representative will not directly or indirectly copy or reverse engineer any SENSOIL product, trademark, trade name, or web site. Further, Representative agrees to assist SENSOIL in preventing others from doing so, and will promptly report to SENSOIL any attempts to do so.

9.4 Representative acknowledges that SENSOIL Systems’ trademarks and web site are the exclusive property of SENSOIL and all use thereof by Representative shall inure to the benefit of SENSOIL. No right, title, or interest in or to the trademarks or web site is granted, nor shall such right, title or interest at anytime transfer to Representative. Representative agrees to adopt and use the trademarks solely in a manner prescribed by SENSOIL. Any advertising using the trademarks or web site shall only be undertaken by Representative in the form provided by prototype formats provided by SENSOIL or, if developed independently by Representative, only upon obtaining written approval of SENSOIL, which may be given or withheld at SENSOIL Systems’ sole discretion. All such advertising shall include such trademark notices as SENSOIL may direct.

10. AMENDMENTS

This Agreement contains the entire provisions between the parties in connection with the issues constituting their purpose and supersedes any prior agreements, contracts, and understandings, either oral or written. No modification, amendment, or extension of this Agreement shall be binding unless it is in writing and signed by the parties.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF; the Parties have executed this Agreement as of the date first written above.

DYNAMIC APPLICATIONS CORP.	SENSOIL LTD
NAME: Eli Gonen	NAME: David Waxman & Oded Sagee
TITLE: Chairman	TITLE: Chairman and CEO respectively
ADDRESS: 14 Menachem Begin street	ADDRESS: 27 Maskit St.,
Ramat Gan Israel	Hertzliya 46733 Israel

DATE: April 17, 2013	DATE: April 17, 2013
SIGNATURE: /s/ Eli Gonen Chairman	SIGNATURES: /s/ David Waxman /s/ Oded Sagee Chairman CEO

Appendix 1:

COMMISSIONS

These commission schedules are set out as a general guide and recognized as the basis for commission payments without additional mutually agreed upon negotiations. Many projects will have unique situations and may justify increasing or lowering these percentages on a case by case situation. It is required that both parties co-sign a written agreement on any proposed changes to the commission schedules outlined below for a specific project.

It is recognized, by both parties, that to earn the commission percentages in these tables the representative must actively find the opportunity, manage positive customer relationships throughout the bidding process, assist in the strategy on the bid submission and be a collaborator in the final negotiations and ultimately SENSOIL must win and execute the project.

Up to US $ 5 million - 25% of net sale (excluding Tax, levies, transportation and any third party)

Above US $ 5million - 20%

After-market parts sales will be paid per each individual portfolio company standards and only if Representative is directly involved in the sale.

Commission values will exclude the freight, installation and large buy-out items.